Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 24
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on March 10, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On March 7, 2025, the closing price of our common stock was $1.42.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 59.87% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 10, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Advertising Agreement and Investment Agreement with Mercurius Media Capital LP

On March 7, 2025 (the “Closing Date”), reAlpha Tech Corp. (the “Company”) simultaneously entered into an Advertising Agreement (the “Advertising Agreement”) and an Investment Agreement (the “Investment Agreement,” and together with the Advertising Agreement, the “Transaction Documents”) with Mercurius Media Capital LP (“MMC”). In accordance with the Transaction Documents, the Company agreed to issue and sell to MMC 250,000 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on February 20, 2025 (the “Certificate of Designation”), for an aggregate purchase price of $5,000,000 (the “Consideration”). The Consideration will be paid to the Company in the form of a Credit (as defined in the Advertising Agreement) issued by MMC to the Company at the Closing Date in accordance with the terms and subject to the conditions set forth in the Advertising Agreement.

Under the Advertising Agreement, the Company will have until December 31, 2025, or, if extended pursuant to the terms of the Advertising Agreement at the request of the Company (the “Extension Period”), March 31, 2026 (such term, as extended pursuant to the terms of the Advertising Agreement, the “Credit Term”), to utilize its Credit with MMC to purchase advertisements in the Media (as defined in the Advertising Agreement) related to the Company’s products, services, brands and business, on the terms and subject to the conditions set forth in the Advertising Agreement. Any unused portion of the Credit at the expiration of the Credit Term will be forfeited by the Company, subject to the compliance of MMC with the terms and obligations set forth in the Advertising Agreement. To the extent the original Credit Term is extended in accordance with the terms of the Advertising Agreement, the Company will only be able to utilize a maximum of $1,000,000 of the remaining Credit during such Extension Period. In order to purchase advertisements in the Media, the Company will be required to submit Media Credit Orders (as defined in the Advertising Agreement) to MMC, and, upon receipt of those Media Credit Orders by MMC, the Credit relating to those will be deemed used, provided that all advertisements relating to such Media Credit Order run on the Media in accordance therewith no later than 90 days after the last date specified in the applicable Media Credit Order, and, to the extent the advertisements do not run in the applicable Media, such Credit shall be re-added to the Company’s overall Credit to be used during the Credit Term. Each of MMC and the Company may terminate the Advertising Agreement at any time in the event of a Material Breach (as defined in the Advertising Agreement) by the Company or MMC, provided that such Material Breach, if capable of cure or remedy, has not been cured or remedied by such defaulting party within 60 days of the receipt of written notice of such Material Breach by the defaulting party.

Additionally, the Investment Agreement further provides that, to the extent that the aggregate value of the Conversion Shares (as defined in the Certificate of Designation) issued upon the Automatic Conversion (as defined in the Certificate of Designation) is less than the Consideration, as determined based on the closing price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as reported on the Nasdaq Stock Market on the applicable Automatic Conversion Date (as defined in the Certificate of Designation), then the Company shall pay for such difference in cash or in shares of Common Stock (the “Shortfall Shares,” and together with the Conversion Shares, the “Shares”), at the Company’s sole discretion, no later than 30 calendar days after the Automatic Conversion Date, on the terms and subject to the conditions set forth in the Investment Agreement. The Investment Agreement further provides that at any time during the 2-month period beginning on the Closing Date, MMC will have the right, but not the obligation, to reinvest up to an additional $5,000,000 in the aggregate in the Company on the same terms and conditions as those set forth in the Transaction Documents.

The aggregate amount of Shares issuable under the Investment Agreement, for purposes of complying with Nasdaq Listing Rule 5635, may in no case exceed 19.99% of the Company’s issued and outstanding shares of Common Stock immediately prior to the execution of the Investment Agreement, or 9,228,411 shares of Common Stock (the “Cap Amount”), without stockholder approval of any Shares exceeding such amount. In the event the Shares issuable pursuant to the Investment Agreement exceed the Cap Amount, the Company will pay MMC cash in lieu of such excess Shares, based on a formula set forth in the Investment Agreement.

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The Investment Agreement further provides that, on the terms and subject to the conditions set forth in the Investment Agreement, the Company will register for resale the Conversion Shares and the Shortfall Shares, if any, to be issued in connection with the Automatic Conversion and, if requested by MMC (with only one such request permitted prior to the Automatic Conversation Date), the Conversion Shares to be issued in connection with an Optional Conversion (as defined in the Certificate of Designation), in each case pursuant to a registration statement on Form S-3 (or other appropriate form if the Company is not then eligible to register securities on a Form S-3) (each, a “Resale Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) no later than the date that is 60 calendar days after the Automatic Conversion Date, or, in the event of an Optional Conversion or if any Shortfall Shares are issued in accordance with the terms of the Investment Agreement, no later than the date that is 90 calendar days after the Optional Conversion Date and Automatic Conversion Date, respectively. The Company will use commercially reasonable efforts to cause the Resale Registration Statement(s) to be declared effective by the SEC within 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the registration statement) following the filing of the Resale Registration Statement.

In accordance with the Advertising Agreement, on the terms and subject to the conditions of the Advertising Agreement, the Company has agreed to defend, indemnify and hold MMC harmless with respect to any claims or actions by third parties against the Company, including reasonable outside attorney’s fees, based upon the infringement upon the intellectual property rights of third parties by the creative materials distributed in the Media pursuant to the Advertising Agreement, provided such materials have not been modified from the versions furnished by the Company to MMC and are used as authorized by the Company. These indemnification obligations of the Company are limited to the amount of liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment, as well as tax benefits to MMC or its affiliates. The Transaction Documents also contain representations and warranties, covenants and conditions, in each case, customary for the type of transactions contemplated thereunder.

Further, on March 6, 2025, Streeterville Capital, LLC (“Streeterville”) and the Company entered into a consent and waiver letter, pursuant to which Streeterville consented to the Transaction Documents and contemplated transactions thereunder and provided a waiver with respect to Section 4 of that certain Note Purchase Agreement, dated as of August 14, 2024, between the Company and Streeterville (the “Note Purchase Agreement”), regarding the Company’s ability to make any Restricted Issuances (as such term is defined in the Note Purchase Agreement) in connection with the Transaction Documents and the contemplated transactions thereunder described above in this Item 1.01 of this Current Report on Form 8-K (this “Form 8-K”).

The foregoing descriptions of the Transaction Documents and Certificate of Designation in this Form 8-K do not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in its entirety by reference to the full text of the Advertising Agreement and Investment Agreement, copies of which are filed hereto as Exhibits 10.1 and 10.2, respectively, and Certificate of Designation, a copy of which was previously filed with the SEC as Exhibit 3.1 on a Current Report on Form 8-K filed on February 24, 2025, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 to the extent required. The Preferred Shares and the Shares issuable under the Investment Agreement, including upon any conversion of the Preferred Shares, when issued, will be issued pursuant to an exemption from registration provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) because such issuances will not involve a public offering, MMC will take the securities for investment and not resale, the Company took appropriate measures to restrict transfer, and MMC is a sophisticated investor. The Preferred Shares and the Shares are subject to transfer restrictions, and the book-entry records evidencing the Preferred Shares and the Shares, when issued, will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. Such securities were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

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Item 8.01 Other Events.

On March 10, 2025, the Company issued a press release announcing the transactions described in Item 1.01 of this Form 8-K. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K. The information in this Item 8.01 of this Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1**	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of Delaware on February 20, 2025 (previously filed as Exhibit 3.1 of Form 8-K filed with the Securities and Exchange Commission on February 24, 2025).
10.1*+	Advertising Agreement, dated March 7, 2025, between reAlpha Tech Corp. and Mercurius Media Capital LP.
10.2*+	Investment Agreement, dated March 7, 2025, between reAlpha Tech Corp. and Mercurius Media Capital LP.
99.1***	Press Release, dated March 10, 2025.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Previously filed.
***	Furnished herewith.
+	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2025	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

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Exhibit 10.1

ADVERTISING AGREEMENT

This Advertising Agreement (this “Agreement”) is made as of March 7, 2025 (“Execution Date”) by and between reAlpha Tech Corp., a Delaware corporation, with business and mailing addresses at 6515 Longshore Loop, Suite 100, Dublin, OH 43017 (the “Company”) and Mercurius Media Capital LP, a Delaware limited partnership, with its office at               (“MMC”). The Company and MMC shall each be referred to herein as a “Party”, and together, the “Parties”.

RECITALS

Whereas, MMC is a media platform engaged in the business of providing advertising inventory in exchange for equity in companies;

Whereas, the Company is a real estate technology company developing an end-to-end commission-free homebuying platform;

Whereas, the Company is conducting an extensive advertising campaign in the United States by utilizing the Media (as defined hereinafter);

Whereas, the Company and MMC are entering into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”), simultaneously with the execution and delivery of this Agreement; and

Whereas, the Parties have agreed that, in exchange for MMC’s issuance of the Credit (defined below), the Company will issue to MMC 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, pursuant to the Investment Agreement, on the terms and subject to the conditions of the Investment Agreement.

Now, Therefore, the Parties agree that the execution and effectiveness of the Investment Agreement and this Advertising Agreement are conditioned upon their simultaneous execution, and neither Agreement shall be effective unless all both are executed by the Parties on the same date.

Now, Therefore, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the Parties hereby agree as follows:

Section 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions. Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement, as applicable.

For purposes of this Agreement:

(a)	“Business Day” means a weekday on which banks are open for general banking business in State of California.

(b)	Credit shall have the meaning as set out in Section 2.1;

(c)	Defaulting Party shall have the meaning as set out in Section 5.1;

(d)	Laws shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, governmental order or rule of law of any governmental authority;

(e)	Liquidation Event shall mean dissolution or winding up of the Company, provided that a dissolution or winding up of the Company shall not constitute a Liquidation Event if it is consummated in connection with (i) a reorganization; (ii) a change in the jurisdiction of the Company’s incorporation or the form of the Company; (iii) an investment transaction with MMC or an affiliate; (iv) the creation of a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; (v) any merger, consolidation, recapitalization, share exchange or other business combination transaction; or (vi) a bona fide equity financing transaction;

(f)	Material Breach shall mean” material breach” under the laws of the State of Delaware;

(g)	Media shall mean all the media available as attached in Exhibit A;

(h)	Media Entity shall mean the entity through which such Media is offered detailed in Exhibit A;

(i)	Media Credit Order shall mean an instruction given by MMC to the Company in writing for confirmation and placement of an advertisement in the Media in the form reasonably prescribed by MMC from time to time, substantially in the form attached hereto as Exhibit B and fully executed by MMC, Company and the applicable Media Entity (provided that MMC’s and the relevant Media Entity’s agreement thereto and execution thereof shall not be unreasonably withheld, conditioned or delayed);

(j)	Standard Pricing shall mean the standard prices for advertising space in the Media offered by the respective Media Entity and any other entities controlling the Media to all advertisers in such Media in the United States in the ordinary course of business;

(k)	Term shall have the meaning assigned to it in Section 2.4.

Section 2

AGREEMENT TO ADVERTISE

2.1	Exchange. Immediately as of the Execution Date set forth hereof and subject to the simultaneous signing of the Investment Agreement and Company’s issuance of the 250,000 shares of Series A Convertible Preferred Stock to MMC on the terms and subject to the conditions thereof, MMC shall issue to the Company one media credit having a value of $5,000,000 (Five Million USD) (the “Credit”), which may be redeemed by the Company to purchase advertising space in the Media on the terms set forth herein.

2.2	Company Commitment

(a)	Utilize Credit. The Company agrees and confirms that, subject to MMC’s compliance with its agreements and obligations set forth in this Agreement, it may only utilize the Credit on or before December 31, 2025 (such term, as extended pursuant to this Section 2.2(a) or otherwise, as applicable, the “Credit Term”) to purchase advertisements in the Media on the terms set forth herein related to the Company’s products, services, brand and business in accordance with the extant and established advertising policies applicable to the relevant Media in the United States in the ordinary course of business (the “Media Policies”). Any unused portion of the Credit at the expiration of the Credit Term shall be forfeited by the Company, subject to MMC’s compliance with its agreements and obligations set forth in this Agreement. If requested by the Company, MMC agrees to extend the original Credit Term by three (3) months (the “Extension Period”), commencing immediately upon the expiration of the original Credit Term and ending on March 31, 2026, provided that such extension shall permit the Company to utilize only up to a maximum of $1,000,000 (One Million Dollars) of the remaining Credit during the Extension Period.

(b)	Company shall deliver to MMC any new creative campaign 15 (fifteen) days in advance of any campaign to run in the Media for MMC’s reasonable and good faith review. In the event MMC requests any changes to the creatives, MMC will provide to the Company, within 3 (three) days of receipt of such new creative campaign, a written request for revisions with the reasonable explanations for the same. No changes to the creative campaign shall be required unless such creative campaign violates in any material respect any Media Policy or any Law applicable to such creative campaign, in which case changes will only be required to the except necessary for such creative campaign to comply in all material respects with such Media Policy or Law, as applicable.

(c)	MMC will provide a Media an accurate consumption report to the Company on a monthly basis within twenty (20) Business Days after the end of each calendar month of the Term of this Agreement.

(d)	Slot Availability. The Company acknowledges and agrees that its ability to purchase advertising space and slots in the Media shall be subject to the availability of such space or slot in the relevant Media; provided, however, that MMC or Media may not prevent the Company from purchasing, or grant the Company less favourable terms in relation to the purchase of, advertising space in the Media because the Company is paying by way of the Credits. MMC will use its best efforts to make any requested space or slot available to the Company, and, at the Company’s option, will provide reasonable and suitable alternatives as promptly as practicable if such space or slot is not available (which alternative spaces and slots will be subject to Company’s approval in its sole discretion).

(e)	Limitations. Any Media Credit Orders and advertisements placed by the Company in Media under the terms of this Agreement will be subject to the Media Policies. In addition, the Company shall not place in the Media advertisements pursuant to this Agreement for any product that is in the category of:

1.	Political,

2.	Sports Gaming: all forms of wagering and sports betting (including but not limited to sports books, iGaming, and Advance Deposit Wagerings),

3.	Agencies and third parties who buy media for brands and other agencies, and

4.	Firearms;

without the prior written consent of MMC.

(f)	Agency. It is clarified that: (i) the agency fees, if any, payable by the Company to advertising agencies shall not be paid using the Credit, provided that, for clarity, no agency fees will be payable by the Company in connection with this Agreement; (ii) the Credits shall not be utilized in relation to an event, sponsorship of an event, and/or any other activity, in each case that requires the relevant Media Entities to make a payment to a third party; and (iii) any future taxes payable (including Goods and Services Tax, if applicable), if any, on release of advertisements or purchase of the Credits under this Agreement, shall be paid by the Company or the Company’s advertising agency (as applicable) directly and shall not form part of the Credit.

2.3	MMC Commitments.

(a)	The Credit purchased by the Company under the terms of this Agreement may be used by the Company to purchase advertisements in the Media during the Credit Term under this Agreement, on the terms and subject to the conditions of this Agreement. MMC shall accept, and cause the Media Entity to accept, the Credits purchased by the Company under the terms of this Agreement in lieu of cash payment for the placement of advertisements in the Media during the Credit Term under this Agreement, on the terms and subject to the conditions of this Agreement. The Company may purchase advertisements in the Media by delivering to MMC the Media Credit Order. Upon receipt of a Media Credit Order, MMC shall cause the Company’s advertisement(s) to be carried in the Media in a form and placement agreed upon by the Company and MMC and the relevant Media Entity, provided that MMC’s and the relevant Media Entity’s agreement thereto shall not be unreasonably withheld, conditioned or delayed, subject to the Media Policies of the entity which owns such Media and subject to availability of space or slot in the relevant Media as sought by the Company, subject to Section 2.2(d). Credit will be deemed ‘used’ when a Media Credit Order is received by MMC, regardless of when the advertisement that is the subject of the Media Credit Order is carried in the Media, provided all advertisements applicable to such Media Credit Order do run on the Media in accordance with the Media Credit Order no later than 90 days after the last date specified in the applicable Media Credit Order (provided that any delays in ad placement shall be agreed to by the Company in writing). Any amount of Credit with respect to which advertisements do not so run in the applicable Media shall be re-added to the Credit, available for future use in accordance with the terms and conditions of this Agreement. All Media Credit Orders delivered to MMC during the Term of this Agreement (provided all advertisements applicable to such Media Credit Order run on the Media in accordance with the Media Credit Order no later than 90 days after the last date specified in after the date of the applicable Media Credit Order (provided that any delays in ad placement shall be agreed to by the Company in writing)) will reduce the amount of the Credit for the Credit Term. Each Credit shall be reduced by Media Credit Orders during the Credit Term until the balance of such Credit reaches zero, subject to the provisions of this Section and the other terms and conditions of this Agreement. MMC shall issue an invoice to the Company for the relevant advertisements purchased pursuant to such Media Credit Order. Each such invoice shall include the Standard Pricing of the advertisements subject to the applicable Media Credit Order, which Standard Pricing shall be the price to be paid by the Company for the advertisements in the Media (i.e., there shall be no “markup”) (for the avoidance of doubt, this is the amount by which the relevant Credit will be reduced for each purchase) and the remaining balance of the Credits. MMC shall be under no obligation to accept and process Media Credit Orders from the Company under the terms of this Agreement once all Credits have been exhausted or when such Media Credit Order is against outstanding Credit of which the Credit Term has expired.

(b)	MMC shall, on receipt of a Media Credit Order from the Company, cause the Media Entity to carry the advertisement in the Media on a date mutually agreed upon by the Company and MMC and the relevant Media Entity, provided that the agreement thereto by MMC and the relevant Media Entity shall not be unreasonably withheld, conditioned or delayed, and subject to the terms and conditions set forth herein, including Section 2.2.

(c)	MMC shall cause the Media Entities to make available to the Company for purchase with the Credits, all advertising options in the Media marketed and sold by such entities in the ordinary course of their businesses.

2.4	Term. The term of this Agreement shall commence on the Execution Date and shall continue until December 31, 2025, or, if the Credit Term is extended pursuant to Section 2.2(a), March 31, 2026 (the “Term”), unless extended by the written consent of both Parties or terminated earlier by the Parties in accordance with Section 5 of this Agreement.

2.5	The Parties agree and confirm that MMC is acting as a facilitator and not as an agent or principal of the Media Entities, but shall be fully responsible for the performance of all agreements or obligations of the Media Entities or relating to the Media Entities set forth in this Agreement.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to MMC, that:

3.1	Intellectual Property. To its knowledge, the creative material provided by the Company to be used in the Media pursuant to this Agreement, provided such creative material is used as authorized by the Company, does not infringe upon the intellectual property rights of any third party.

3.2	The Company hereby represents and warrants that the Company owns or licenses the right to use the brand names promoted and advertised by the Company pursuant to this Agreement, including, without limitation: reAlpha, reAlpha Tech Corp., reAlpha AI Labs, BeMyNeighbor, BeMyNeighbor Mortgage, AiChat, Naamche, Rhove, reAlpha Real Estate, GTG Financial, reAlpha Real Estate Super App and XMore.AI.

3.3	The Company hereby represents and warrants that it does not directly or indirectly own, control or operate (a) a U.S. broadcast radio or television station or a U.S. cable television system, (b) a U.S. “daily newspaper” (as such term is defined in Section 73.3555 of the rules and regulations of the United States Federal Communications Commission (FCC), as they may be amended from time to time), and (c) any U.S. communications facility operated pursuant to a license granted by the FCC and subject to FCC ownership restrictions.

Section 4

REPRESENTATIONS AND WARRANTIES OF MMC.

MMC hereby represents and warrants to the Company, (i) as of the Execution Date that:

MMC has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by MMC, will constitute valid and legally binding obligations of MMC, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in this Agreement, as applicable, may be limited by applicable federal or state securities Laws.

Section 5

TERMINATION

5.1	Each of MMC and the Company (the “Non Defaulting Party”) may terminate this Agreement at any time in the event of a Material Breach by the Company or MMC (the “Defaulting Party”), as the case may be, which Material Breach, if capable of cure or remedy, has not been cured or remedied by the Defaulting Party within sixty (60) days of the receipt of written notice of such Material Breach or failure from the Non Defaulting Party (the “Termination Date”).

5.2	Notwithstanding any term herein to the contrary, this Agreement shall automatically terminate, without further action on the part of either Party, immediately before the effectiveness of a Liquidation Event.

5.3	The Parties agree that in the event of a Material Breach by either party, the Parties will attempt to resolve the dispute through expeditious and good faith discussion. Subject to the foregoing, if such dispute cannot be resolved through the foregoing escalation within sixty (60) days after written notice of a dispute, then such dispute shall be resolved exclusively by final and binding arbitration in accordance with the Laws of the State of Delaware without giving effect to principles of conflicts of Law, in the City of New York, Borough of Manhattan. Such arbitration shall be conducted in English in accordance with the JAMS Comprehensive Arbitration Rues. The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute. The arbitrator shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The award of arbitration shall be final and binding upon the Parties hereto. The judgment or the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 6

The Company agrees to defend, indemnify and hold MMC harmless with respect to any claims or actions by third parties against the Company (including reasonable outside attorney’s fees) based upon the infringement upon the intellectual property rights of third parties by the creative materials distributed in the Media pursuant to this Agreement, provided such materials have not been modified from the versions furnished by the Company to MMC and are used as authorized by the Company. Any indemnification obligations by the Company are limited to the amount of liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment, as well as tax benefits to MMC or its affiliates.

MMC shall give the Company prompt written notice (a “Claim Notice”) of any liabilities or discovery of facts on which MMC intends to base a request for indemnification under this Section 6. MMC’s failure to provide a Claim Notice to the Company under this Section 6 does not relieve the Company of any liability that Company may have to MMC, but in no event shall the Company be liable for any liabilities that result from a delay in providing a Claim Notice. Each Claim Notice must contain a description of the third-party claim and the nature and amount of the related liabilities. MMC shall furnish promptly to the Company copies of all papers and official documents received in respect of any such liabilities.

The Company may assume, at its sole option, control of the defense, appeal or settlement of any third-party claim that is reasonably likely to give rise to an indemnification claim under this Section 6 (an “Indemnified Claim”) through counsel of its own choosing and at the Company’s sole cost and expense. The Company may not, without MMC’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of MMC from all liability arising out of such claim and does not contain any admission or statement suggesting any wrongdoing or liability on behalf of MMC. MMC may not settle or compromise any claim or consent to the entry of any judgment regarding which it is seeking indemnification hereunder without the prior written consent of the Company.

THIS SECTION 6 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF THE COMPANY AND THE SOLE AND EXCLUSIVE REMEDY FOR MMC FOR ANY LIABILITY COVERED UNDER THIS SECTION 6.

Section 7

MISCELLANEOUS

7.1	Survival. Unless otherwise set forth in this Agreement, the representations, warranties and covenants of the Company and MMC contained in or made pursuant to this Agreement shall survive the execution and delivery, and the termination or expiration, of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of MMC or the Company.

7.2	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand or by messenger addressed:

(a)	if to MMC, to Mercurius Media Capital LP, at , attn.: Piyush Puri, email address: , or at such other address or email address as MMC shall have furnished the Company in writing in accordance with this Section 7; or

(b)	if to the Company, to reAlpha Tech Corp., at 6515 Longshore Loop, Suite 100, Dublin, OH 43017, attn.: Mike Logozzo, email address: , or at such other address or email address as the Company shall have furnished to MMC in writing in accordance with this Section 7, with a copy (which shall not constitute notice) to Mitchell Silberberg & Knupp LLP at 437 Madison Ave., 25th Floor, New York, NY 10022, attn: Blake Baron.

(c)	With respect to any notice given by the Company under any provision of the Delaware corporation Law or other applicable Laws or the governing documents of the Company, MMC agrees that such notice may be given by electronic mail. In the event of any conflict between the Company’s books and records and this Agreement with respect to any notice delivered hereunder by the Company, the Company’s books and records will control absent fraud or error.

(d)	Any notice required by the terms and conditions of this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; and if not so confirmed, then on the next Business Day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt.

7.3	Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, permitted assigns, heirs, executors and administrators of the Parties. This Agreement may not be assigned by any party without the prior written consent of the other party, provided that for purposes of this Agreement, “successors” and “permitted assigns” shall include any other entity acquiring all or substantially all the assets and business of the Company related to this Agreement, whether by operation of law or otherwise. Any attempt to assign this Agreement in a manner prohibited by this Section will be void. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto or their respective successors, permitted assigns, heirs, executors and administrators, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of law.

7.5	Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would result in the application of the laws of any other jurisdiction.

7.6	Fees and Expenses. The Company and MMC shall each pay their own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

7.7	Attorneys’ Fees. In the event that any suit or action at law or in equity (including arbitration) is instituted to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees, costs, expenses and necessary disbursements of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals, in each case unless otherwise determined by a court of appropriate jurisdiction.

7.8	Amendments; Modifications; Waivers. Neither this Agreement nor any term hereof may be amended, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and MMC. Any such discharge or termination effected in accordance with this Section 7.8 shall be binding upon MMC.

7.9	Severability; Separability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court shall replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.10	Entire Agreement. This Agreement and the Investment Agreement (and any other agreements or other documents delivered in connection herewith and therewith) constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof. Without limiting the foregoing, no party hereto shall be liable or bound to any other party in any manner with respect to the subject matter hereof or thereof by any warranties, representations or covenants except as specifically set forth herein, except as provided by Law.

7.11	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.12	Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the Parties hereto may require.

7.13	Counterparts; “.pdf” copies. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the Parties that execute such counterparts, and all of which together shall constitute one and the same instrument. “.pdf” copies of signed signature pages will be deemed binding originals.

7.14	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

7.15	Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

[Signature Pages Follow]

Whereof, the Parties have executed this Advertising Agreement as of the date first written above.

reAlpha Tech Corp.:

By:	/s/ Mike Logozzo
Name:	Mike Logozzo
Title:	President and Chief Operating Officer

Mercurius Media Capital LP:

By:	/s/ Piyush Puri
Name:	Piyush Puri
Title:	Founding Partner

Exhibit A

Exhibit B

FORM OF MEDIA CREDIT ORDER

Exhibit 10.2

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of March 7, 2025, in entered into between reAlpha Tech Corp., a Delaware corporation (the “Company”), and Mercurius Media Capital LP, a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, 250,000 shares (each, a “Preferred Share,” and collectively, the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), on the terms and subject to the conditions set forth in this Agreement (the “Share Purchase”);

WHEREAS, each share of Series A Preferred Stock has a stated value of $20 per share (the “Stated Value”) and is convertible into a number of shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equal to, with respect to each share of Series A Preferred Stock, the Liquidation Amount (as defined in the Certificate of Designation (as defined below)) of such share of Series A Preferred Stock divided by the conversion price of $20 per share (the “Conversion Price”), subject to the terms and conditions of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on February 20, 2025 (the “Certificate of Designation”), including the adjustments set forth therein;

WHEREAS, the Purchaser is a media platform engaged in the business of providing advertising inventory in exchange for equity in companies; and

WHEREAS, as consideration for the Share Purchase, the Purchaser will issue to the Company certain advertising credits pursuant to and in accordance with the Advertising Agreement to be entered into by the Company and the Purchaser contemporaneously with this Agreement in the form attached hereto as Exhibit A (the “Advertising Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Sale and Purchase of the Preferred Shares. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing (as defined below), the Purchaser hereby purchases and agrees to accept from the Company, and the Company hereby issues and sells to the Purchaser, the Preferred Shares at a price of $20.00 per Preferred Share, for a total purchase price in the amount of Five Million Dollars ($5,000,000) (the “Consideration”), which shall be paid at or prior to the Closing as described in Section 3.1.

2. Closing. The consummation of the purchase and sale of the Preferred Shares hereunder (the “Closing”) shall occur contemporaneously with the execution and delivery of this Agreement, by electronic exchange of documents. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: (a) this Agreement and the Advertising Agreement shall have been duly executed and delivered by the parties hereto and thereto, (b) the Company has received and accepted a completed and duly executed Accredited Investor Questionnaire from the Purchaser in the form attached hereto as Exhibit B (the “Questionnaire”), and (c) the Company has received from the Purchaser the Consideration in accordance with Section 3.

3. Payment for the Preferred Shares.

3.1 The Consideration shall be paid to the Company in the form of a Credit (as defined in the Advertising Agreement) issued by the Purchaser to the Company at or prior to the Closing, in accordance with the terms and subject to the conditions set forth in the Advertising Agreement. Subject to the Closing conditions set forth in Section 2, at the Closing, the Company shall deliver to the Purchaser evidence of the book-entry of the number of the Shares owned by the Purchaser reflected on the books and records of the Company, bearing the restrictive legend set forth in Section 5.

3.2 Upon an Automatic Conversion (as defined in the Certificate of Designation), if any, if the aggregate value for the Conversion Shares issued upon such Automatic Conversion, as determined by multiplying the aggregate number of Conversion Shares issued thereunder by the closing price of the Common Stock as reported on the Nasdaq Stock Market (“Nasdaq”) on the Automatic Conversion Date (as defined in the Certificate of Designation) (the “Aggregate Value”), is less than the Consideration, then the Company shall pay the Purchaser the difference in value between the Consideration and the Aggregate Value, if any (the “Shortfall Payment”), in cash or in shares of Common Stock (the “Shortfall Shares,” and together with the Conversion Shares, the “Shares”), at the sole discretion of the Company, no later than thirty (30) calendar days after the Automatic Conversion Date.

3.3 Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of Shares issuable under this Agreement in connection with the Purchaser’s purchase of the Preferred Shares, and any other shares of Common Stock to be issued by the Company, if any, which could be aggregated with the Shares in connection with the purchase of the Preferred Shares under Nasdaq Listing Rule 5635, exceed 19.99% of the Company’s issued and outstanding shares of Common Stock immediately before consummation of this Agreement and any other transactions being consummated by the Company in connection with the Purchaser’s purchase of the Preferred Shares (the “Cap Amount”), unless the Company has obtained either (i) its stockholders’ approval of the issuance of more shares of Common Stock than the Cap Amount as required by the applicable Nasdaq rules, including Nasdaq Listing Rule 5635; or (ii) a waiver from Nasdaq of the Company’s compliance with the applicable Nasdaq rules, including Nasdaq Listing Rule 5635. To the extent that the issuance of shares of Common Stock under this Agreement would cause the Shares issuable herein to exceed the Cap Amount, the Company, in lieu of issuing such shares of Common Stock, shall pay the Purchaser in cash an amount equal to (x) the aggregate number of Shares that exceed the Cap Amount times (y) the closing price of the Common Stock as reported on Nasdaq on the Trading Day (as defined below) immediately prior to such issuance. For the purposes hereof, “Trading Day” means any day on which the Common Stock is traded or quoted on Nasdaq, the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange (“NYSE”), NYSE American, OTCQB or OTCQX, as applicable, or any successors to any of the foregoing.

4. Representations and Warranties. The Purchaser hereby represents and warrants to the Company, as of the date hereof, as of the Closing and as of the issuance date of any Shares as follows:

4.1 The Purchaser has all requisite authority to purchase the Preferred Shares and the Shares, enter into this Agreement and the Advertising Agreement and to perform all the obligations required to be performed by the Purchaser hereunder and thereunder, and such purchase will not contravene any law, rule or regulation binding on the Purchaser or its assets or any investment guideline or restriction applicable to the Purchaser.

4.2 The Purchaser has been duly organized and is validly existing as a limited partnership in the State of Delaware, with full power and authority to conduct its business being conducted and to own its assets, and has secured any authorizations, approvals, permits and orders required by law for the conduct by it of its business as it is currently being conducted. The Purchaser is not acquiring the Shares as a nominee or agent or otherwise for any other person.

4.3 The Purchaser will comply with all applicable laws and regulations in effect in any jurisdiction in which the Purchaser purchases or sells the Preferred Shares or the Shares and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which the Purchaser is subject or in which the Purchaser makes such purchases or sales, and the Company shall have no responsibility therefor.

4.4 The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser is purchasing the Preferred Shares and the Shares pursuant to this Agreement for the Purchaser’s own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

4.5 The Purchaser understands that the Preferred Shares and the Shares, if and when issued, have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Purchaser and of the other representations made by the Purchaser in this Agreement. The Purchaser understands that the Company is relying upon the representations and agreements contained in this Agreement (and any supplemental information, including the Questionnaire) for the purpose of determining whether this transaction meets the requirements for such exemptions.

4.6 The Purchaser understands that the Preferred Shares are and the Shares, when issued, will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the Purchaser may dispose of the Preferred Shares and the Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and, except as provided in Section 7, the Purchaser understands that the Company has no obligation or intention to register any of the Preferred Shares or the Shares or offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder). Accordingly, the Purchaser understands that under the Commission’s rules, the Purchaser may dispose of the Preferred Shares or the Shares only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities,” subject to the same limitations that apply to the Shares in the hands of the Purchaser. Consequently, the Purchaser understands that the Purchaser must bear the economic risks of the investment in the Preferred Shares and the Shares for an indefinite period of time.

4.7 The Purchaser agrees: (a) that the Purchaser will not sell, assign, pledge, give, transfer, or otherwise dispose of the Preferred Shares and Shares or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and the requirements of all applicable state securities laws; (b) that any certificates representing the Preferred Shares and the Shares will bear a legend making reference to the foregoing restrictions; and (c) that the Company shall not be required to give effect to any purported transfer of such Preferred Shares and the Shares, except upon compliance with the foregoing restrictions.

4.8 The Purchaser understands and accepts that the purchase of the Preferred Shares and the Shares involves various risks, including the risks outlined in this Agreement. The Purchaser is able to bear any loss associated with an investment in the Preferred Shares and the Shares.

4.9 The Purchaser is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment or tax advice or as a recommendation to purchase the Preferred Shares and the Shares. The Purchaser confirms that the Company has not (a) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Preferred Shares and the Shares or (b) made any representation to the Purchaser regarding the legality of an investment in the Preferred Shares and the Shares under applicable legal investment or similar laws or regulations. In deciding to purchase the Preferred Shares and the Shares hereunder, the Purchaser is not relying on the advice or recommendations of the Company and the Purchaser has made its own independent decision that the investment in the Preferred Shares and the Shares is suitable and appropriate for the Purchaser.

4.10 The Purchaser is familiar with the business and financial condition and operations of the Company, and the Purchaser has had access to such information concerning the Company, the Preferred Shares and the Shares as the Purchaser deems necessary to make an informed investment decision concerning the purchase of the Shares.

4.11 The Purchaser understands that no federal or state agency has passed upon the merits or risks of an investment in the Preferred Shares and the Shares or made any finding or determination concerning the fairness or advisability of such investment.

4.12 The Purchaser has such knowledge, skill and experience in business, financial and investment matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Preferred Shares and the Shares. With the assistance of the Purchaser’s own professional advisors, to the extent that the Purchaser has deemed appropriate, the Purchaser has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Preferred Shares, the Shares and the consequences of this Agreement. The Purchaser has considered the suitability of the Preferred Shares and the Shares as an investment in light of its own circumstances and financial condition and the Purchaser is able to bear the risks associated with an investment in the Preferred Shares and the Shares, and the Purchaser is authorized to invest in the Preferred Shares and the Shares.

4.13 The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and the Purchase acknowledges that the purchase and sale of the Preferred Shares and the Shares contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act or similar exemptions under state law. The Purchaser agrees to furnish any additional information requested by the Company to assure compliance with applicable federal and state securities laws in connection with the purchase and sale of the Preferred Shares and the Shares. The Purchaser has delivered a completed Questionnaire to the Company and the information contained therein is complete and accurate.

4.14 The investment of the Purchaser in the Preferred Shares and the Shares and the Purchaser’s prior conduct will not disqualify the Company from relying on Rule 506 of Regulation D under the Securities Act with respect to such investment.

5. Restrictive Legend. The Preferred Shares and the Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

6.1 The Company has been duly organized and is validly existing as a corporation in the State of Delaware. The Company has all requisite corporate authority to enter into this Agreement and to perform all the obligations required to be performed by the Company hereunder. The execution and delivery by the Company of this Agreement and the performance of the Company’s obligations required to be performed hereunder have been duly authorized by all requisite corporate action on the part of the Company.

6.2 To the Company’s knowledge, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable.

6.3 Except as disclosed in the SEC Reports (as defined below), the Company has filed with or furnished to the Commission each and all required reports, schedules, registrations, forms, statements, information and other documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 23, 2023 (collectively, the “SEC Reports”). Each of the SEC Reports complied at the time of its filing (or, if amended, as of the date of such amendment) in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

7. Registration Rights.

7.1 No later than the date that is sixty (60) calendar days after the Automatic Conversion Date, or, in the event that any Shortfall Shares are issued in connection therewith, no later than the date that is ninety (90) calendar days after the Automatic Conversion Date, the Company shall file a registration statement on Form S-3 (or other appropriate form if the Company is not then eligible to register securities on Form S-3) (the “Resale Registration Statement”) providing for the resale by the Purchaser of the Shares. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” the registration statement) following the initial filing of such registration statement and to keep such registration statement effective at all times until the earlier of (i) such time all Shares covered by such Resale Registration Statement have been sold by the Purchaser or (ii) the date all Shares held by the Purchaser may be sold without restriction under Rule 144 under the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 under the Securities Act and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act. The Purchaser agrees to furnish to the Company a completed questionnaire in the form attached as Exhibit C hereto within seven (7) calendar days following the Automatic Conversion Date and the issuance date of the Shortfall Shares, if any, as applicable (a “Selling Stockholder Questionnaire”). The Purchaser further agrees that it shall not be entitled to be named as a selling stockholder in the Resale Registration Statement or use the prospectus contained in such registration statement for offers and resales of the Shares at any time, unless the Purchaser has returned to the Company a completed and signed Selling Stockholder Questionnaire in the time frame described in the previous sentence.

7.2 In the event of an Optional Conversion (as defined in the Certificate of Designation) prior to the Automatic Conversion Date, the Purchaser will have a right to require the Company to file a Resale Registration Statement, no later than the date that is ninety (90) calendar days after the Optional Conversion Date (as defined in the Certificate of Designation), providing for the resale by the Purchaser of the Conversion Shares issued upon such Optional Conversion; provided, however, that such right shall not be exercised by the Purchaser more than once before the Automatic Conversion Date. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” the registration statement) following the initial filing of such registration statement and to keep such registration statement effective at all times until the earlier of (i) such time all Conversion Shares covered by such Resale Registration Statement have been sold by the Purchaser or (ii) the date all Conversion Shares covered by such Resale Registration Statement held by the Purchaser may be sold without restriction under Rule 144 under the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 under the Securities Act and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act. The Purchaser agrees to furnish to the Company a completed Selling Stockholder Questionnaire within seven (7) calendar days following the Optional Conversion Date. The Purchaser further agrees that it shall not be entitled to be named as a selling stockholder in the Resale Registration Statement or use the prospectus contained in such registration statement for offers and resales of the Conversion Shares registered thereunder at any time, unless the Purchaser has returned to the Company a completed and signed Selling Stockholder Questionnaire in the time frame described in the previous sentence.

8. Reinvestment Right. At any time during the two (2) months period beginning at the Closing, the Purchaser, or its affiliates, will have the right, but not the obligation, to reinvest up to an additional Five Million Dollars ($5,000,000) in the Company on the same terms and conditions as those set forth in this Agreement and the Advertising Agreement.

9. Miscellaneous.

9.1 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.2 Survival. All representations, warranties and covenants contained in this Agreement shall survive the Closing.

9.3 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.4 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Purchaser without the prior written consent of the Company, and any attempted assignment without such prior written consent shall be void.

9.5 Amendments. This Agreement may be amended only by a written instrument signed by the Company and the Purchaser.

9.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by e-mail (or like transmission), at the respective party’s physical address or e-mail address as set forth on the signature page attached hereto (or such other physical address or email address as such party shall have hereafter specified in writing to the other party).

9.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

9.8 Waiver of Jury Trial. THE PURCHASER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.9 Submission to Jurisdiction. With respect to any suit, action, or proceeding relating to any offers, purchases or sales of the Shares by the Purchaser (“Proceedings”), the Purchaser irrevocably submits to the jurisdiction of the federal and state courts located in the City of New York, Borough of Manhattan, which submission shall be exclusive, unless none of such courts has lawful jurisdiction over such Proceedings.

9.10 Integration. This Agreement, the Advertising Agreement and the documents referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. To the extent that any of the provisions of the Advertising Agreement conflict with, or are inconsistent with, any of the provisions of this Agreement, the provisions of this Agreement will take precedence, unless specifically set forth to the contrary in this Agreement.

9.11 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

The Company:

REALPHA TECH CORP.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	President and Chief Operating Officer

Address:	6515 Longshore Loop, Suite 100 Dublin, OH 43017

Attn.:	Michael J. Logozzo, President and Chief Operating Officer

Email:

The Purchaser:

MERCURIUS MEDIA CAPITAL LP

By:	/s/ Piyush Puri
Name:	Piyush Puri
Title:	Founding Partner

Address:

Attn:

Email:

Exhibit A

Advertising Agreement

(see attached)

Exhibit B

Form of Accredited Investor Questionnaire

(see attached)

Exhibit C

Selling Stockholder Questionnaire

(see attached)

Exhibit 99.1

reAlpha Secures $5 Million Media-for-Equity Investment from Mercurius Media Capital LP

DUBLIN, Ohio, March 10, 2025 - reAlpha Tech Corp. (Nasdaq: AIRE) (the “Company” or “reAlpha”), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announced a strategic investment of $5 million from Mercurius Media Capital LP (“Mercurius”), a media fund engaged in the business of providing advertising inventory in exchange for equity in companies. This investment marks a significant milestone in reAlpha’s growth strategy as it continues to advance its media and marketing outreach to expand its brand nationally.

Under the terms of the investment, reAlpha will issue shares of its preferred stock to Mercurius in exchange for media credits valued at $5 million at a price per share of $20. Additionally, Mercurius has the right to invest an additional $5 million under the same terms within two months of the initial investment, providing an opportunity for reAlpha to further amplify its media strategy and strengthen the partnership with Mercurius. reAlpha expects that through this media-for-equity investment, it will be able to leverage Mercurius’ media expertise and U.S. media network reach to bolster its national brand presence and further expand its reach across the U.S. market. By reaching a wider spectrum of audiences through the reach of the media networks that Mercurius has access to, reAlpha believes that this investment will lead to increased brand visibility and consumer engagement with the reAlpha platform, though results may vary based on market conditions.

“We are thrilled to engage Mercurius Media Capital, whose media expertise will align perfectly with reAlpha’s growth strategy to increase visibility of the brand nationally,” said Mike Logozzo, President and Chief Operating Officer of reAlpha. “We believe this investment and amplification of our market reach will be a significant step towards empowering more individuals to achieve their homeownership dreams.”

“With $100 billion in commissions paid annually1 in the $1.48 trillion U.S. housing market2, we believe there is a significant need for more cost-effective solutions for aspiring homeowners,” said Piyush Puri, Founding Partner of Mercurius. “reAlpha is uniquely positioned to capitalize on this need, and we’re excited to support their vision. Their innovative approach to real estate aligns with our commitment to support innovative businesses with a goal to redefine industries. We look forward to partnering with reAlpha as they continue to seek to scale and grow in the real estate market.”

For more information about this media-for-equity investment, please refer to the Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.realpha.com.

About Mercurius Media Capital

Mercurius Media Capital LP is a U.S.-based media-for-equity venture fund launched in December 2023 that has $87.5 million in committed capital. Co-founded by Satyan Gajwani and Piyush Puri, Mercurius builds on their 15+ years of experience in media capital transactions. Their media investment experience at The Times of India Group have shaped Mercurius’ strategy, which is grounded in a strong operational understanding of media, audience dynamics, and large-scale advertising inventory.

Mercurius partners with leading media platforms — including, among others, Sinclair Broadcast Group, Televisa Univision and Atmosphere TV — to provide companies with access to advertising inventory in exchange for equity. Through these media-for-equity transactions, Mercurius has invested in companies such as Deskera (B2B SaaS ERP), Edly (alternative student financing), RVnGo (peer-to-peer RV rentals), Captain Experiences (outdoor experiences marketplace), Airtasker (local services marketplace), and Storybook (wellness platform for kids). Additionally, through the Mercurius Bridge initiative, Mercurius provides assistance to international companies seeking to expand into the U.S. market.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about the media-for-equity investment by Mercurius; the anticipated benefits of the media-for-equity investment by Mercurius; reAlpha’s ability to anticipate the future needs of the national homebuying market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of its acquired companies into its existing business and the anticipated demand for such acquired companies’ services; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; Mercurius’ ability to successfully place reAlpha’s creative and advertisement campaigns on any media platform, including, but not limited to, those which Mercurius has access to, whether through ownership, partnership or any other commercial relationship; reAlpha’s abiltiy to expand its operations nationally and bolster its brand reputation and presence in the U.S. market through this media-for-equity investment by Mercurius; Mercurius’s ability to leverage its media network relationships to make any requested space or slot available to reAlpha for its advertisement and marketing campaigns; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to increase consumer engagement in its reAlpha platform and overall brand visibility through increased marketing and outreach efforts through this media-for-equity transaction with Mercurius; reAlpha’s ability to scale its operational capabilities to expand into additional geographic markets and nationally; the potential loss of key employees of its acquired companies; reAlpha’s inability to accurately forecast demand for short-term rentals, corporate relocation programs and AI-based real estate focused products; reAlpha’s ability to successfully compete in the corporate relocation market; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes:

1.	Source: New York Times (2024, March 15). Powerful Realtor Group Agrees to Slash Commissions to Settle Lawsuits. Retrieved from https://www.nytimes.com/2024/03/15/realestate/national-association-realtors-commission-settlement.html

2.	Source: Redfin. (2025). Home Sales Data from January 2024 to December 2024. Retrieved from https://public.tableau.com/views/RedfinDataCentertrend/HomeSales.

Investor Relations Contact:

Adele Carey, VP of Investor Relations

investorrelations@realpha.com

Media Contact:

Fatema Bhabrawala, Director of Public Relations

fbhabrawala@allianceadvisors.com